Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2009, accompanying the consolidated financial statements in the Annual Report of 1st Constitution Bancorp on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said report in the Registration Statements of 1st Constitution Bancorp on Form S-3 (File No. 333-157012, filed with the SEC on January 29, 2009) and Forms S-8 (Files No. 333-143188, filed with the SEC on May 23, 2007, 333-132474, filed with the SEC on March 16, 2006, and 333-98177, filed with the SEC on August 15, 2002).

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Clark, New Jersey
March 27, 2009